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EXHIBIT 1




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                             MATERIAL CHANGE REPORT

              s. 85(1)(b) OF THE SECURITIES ACT (BRITISH COLUMBIA)
                  s. 118(1)(b) OF THE SECURITIES ACT (ALBERTA)
                s. 84(1)(b) OF THE SECURITIES ACT (SASKATCHEWAN)
                    s. 75(2) OF THE SECURITIES ACT (ONTARIO)
                      s. 73 OF THE SECURITIES ACT (QUEBEC)
                  s. 81(2) OF THE SECURITIES ACT (NOVA SCOTIA)
                 s. 76(2) OF THE SECURITIES ACT (NEWFOUNDLAND)


ITEM 1.   REPORTING ISSUER:

          Breakwater Resources Ltd.
          Suite 950
          95 Wellington Street West
          Toronto, Ontario
          M5J 2N7

ITEM 2.   DATE OF MATERIAL CHANGE:

          February 16, 2004.

ITEM 3.   PRESS RELEASE:

          A press release regarding the material change was issued in Toronto, Ontario on February 16, 2004 through Canada NewsWire.

ITEM 4.   SUMMARY OF MATERIAL CHANGE:

          Breakwater Resources Ltd. announced that it has signed a letter of intent with Boliden AB ("Boliden") to purchase all the outstanding shares of Boliden Westmin (Canada) Limited ("BWCL"). BWCL is the owner of the Myra Falls zinc/copper/gold operation in British Columbia, certain marketable securities and interests in several exploration projects in Canada. The acquisition of BWCL will be exclusive of the Premier Gold property and certain other assets and liabilities.

          The general terms of the proposed acquisition include Breakwater issuing 18 million of its common shares as well as 5 million warrants, exercisable at $1.00 per common share until January 28, 2009.

ITEM 5.   FULL DESCRIPTION OF MATERIAL CHANGE:

          Breakwater announced that it has signed a letter of intent with Boliden to purchase all the outstanding shares of BWCL. BWCL is the owner of the Myra Falls zinc/copper/gold operation in British Columbia, certain marketable securities and interests in several exploration projects in Canada. The acquisition of BWCL will be exclusive of the Premier Gold property and certain other assets and liabilities.

          The general terms of the proposed acquisition include Breakwater issuing 18 million of its common shares as well as 5 million warrants, exercisable at $1.00 per common share until January 28, 2009.

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          Completion of the transaction is subject to a number of conditions including, amongst other things, completion of due diligence by both parties, execution of a definitive agreement, approval of the respective boards of directors and receipt of all required regulatory and third party approvals and consents. The transaction is expected to close early in the second quarter of 2004.

          The Myra Falls mine, located on Vancouver Island, produces zinc and copper concentrates containing significant gold and silver as well as a gold-bearing gravity concentrate. The operation consists of a 1.25 million tonne per annum underground mine and processing facility and associated infrastructure including a storage and load out terminal in the community of Campbell River, BC. In 2003 Myra Falls produced 57,400 tonnes of zinc, 10,700 tonnes of copper, 27,300 ounces of gold and 720,900 ounces of silver.

          This material change report contains forward-looking statements within the meaning of the United States Private Securities Legislation Reform Act of 1995. When used in this news release the words "anticipate", "believe", "intend ", "estimate", "plans", "projects", "expect", "will", " budget", "could", "may", and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise.

ITEM 6. RELIANCE ON SECTION 75(3) OF THE SECURITIES ACT (ONTARIO) AND ANALOGOUS PROVISIONS:

          Not applicable.

ITEM 7.   OMITTED INFORMATION:

          Not applicable.

ITEM 8.   SENIOR OFFICERS:

          E. Ann Wilkinson
          Corporate Secretary
          Breakwater Resources Ltd.

          Telephone: (416) 363-4798 Ext. 277

ITEM 9. - STATEMENT OF SENIOR OFFICER:

          The foregoing accurately discloses the material change referred to herein.

          Dated at Toronto, Ontario as of the 16th day of February, 2004.


                                          "E. Ann Wilkinson" (signed)

                                          -----------------------------------
                                          E. Ann Wilkinson
                                          Corporate Secretary
                                          Breakwater Resources Ltd.